Exhibit 99.1

Bank of South Carolina Corporation Authorizes Stock Repurchase Program

CHARLESTON, S.C., May 25, 2023 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) (the "Company") the parent company for The Bank of South Carolina, authorized the repurchase of up to $2.0 million of the Company's issued and outstanding common stock from time to time through May 2026. This new program replaces the prior stock repurchase program approved by the Board of Directors on March 26, 2020, which had authorized the Company to purchase up to $1.0 million of common stock and expired on March 26, 2021, with an aggregate of $401,710.55 purchased through the expiration date.

Fleetwood S. Hassell, President & CEO of the Bank of South Carolina, stated, "This stock repurchase program provides us with additional flexibility to create value for our shareholders. The strength of our capital position enables us to continue using a balanced approach to support both growth and capital distribution in the form of dividends and stock repurchases."

The stock repurchases under the new program may be open market or private purchases, negotiated transactions, block purchases, or otherwise, in accordance with securities laws. The amount and timing of the stock repurchases will be based on various factors, such as management's assessment of the Company's liquidity, the market price of Company common stock compared to management's assessment of such stock's underlying value, and other applicable regulatory, legal and accounting factors. The Company has no obligation to repurchase any shares and may discontinue repurchases at any time.

About Bank of South Carolina Corporation

Bank of South Carolina Corporation is the holding company of The Bank of South Carolina (the "Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, James Island, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500